Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl, President and CEO
Jeffrey A. Whitnell, CFO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports Fourth Quarter and Full Year 2007
Financial Results; Provides 2008 Outlook
Buffalo Grove, IL, March 11, 2008 — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the fourth quarter and full year ended December 31, 2007.
Total revenue for the fourth quarter 2007 was $13.7 million, versus $14.6 million in the fourth quarter 2006. The year-over-year decline is principally due to the lack of DTPA revenue in this year’s fourth quarter results. During the fourth quarter 2007, Ophthalmic and Hospital Drugs and Injectables business segment revenues (excluding DTPA) increased by approximately 40% and 11% respectively, versus the prior year comparative period. The Company recorded DTPA product revenues of $3.6 million in the fourth quarter 2006 and negligible DTPA product revenue in the fourth quarter 2007. The Company also recorded Vaccine revenues of approximately $2.8 million in the fourth quarter 2007. Contract Services business segment revenues declined $1.9 million versus the comparative prior year quarter.
In the fourth quarter 2007, the Company announced the successful results of the FDA inspection for the Decatur, IL facility. The satisfactory resolution of past cGMP issues and a successful pre-approval inspection of the lyophilization facility are both significant events. Further, regulatory compliance in Decatur is anticipated to strengthen the Contract Services business segment in 2008.
Total revenue for 2007 was $52.9 million versus $71.3 million in 2006. Excluding DTPA product revenues, total revenues for 2007 increased approximately 11.6% versus 2006. Ophthalmic business segment revenues decreased by approximately 5%, due to deferred customer shipments resulting from the site transfer of IC-Green. Hospital Drugs and Injectables business segment revenues (excluding DTPA) increased by approximately 4%, led by greater hospital contract compliancy. Vaccine revenues totaled $7.5 million, beginning with our September 2007 launch of the Tetanus Diphtheria vaccine. Contract Services business segment revenues declined by approximately 20%, primarily due to customer concerns regarding regulatory compliance issues in our Decatur facility in 2007.

Gross profit for the fourth quarter 2007 was $3.1 million as compared to $4.2 million in the fourth quarter 2006. The aggregate decline in fourth quarter 2007 gross profit versus the comparative prior year period was due to product mix and the prior year DTPA order. Sequentially, fourth quarter 2007 gross margin improved to 22.3% versus the third quarter 2007 gross margin of 18.8%. Lower Contract Services business segment volumes resulted in under absorbed manufacturing costs at our Decatur, IL production facility. Consequently, the Company has completed a reorganization that will generate projected annual cost savings of approximately $2.0 million.
Selling, general and administrative expenses totaled $6.1 million in the fourth quarter 2007, an increase of $0.8 million over the comparative prior year period. This increase is due to the investment in our newly created Vaccine Sales Team of twenty sales representatives, bringing the total Field and Inside Sales Representatives at the Company to 50. Research and development expenses were $1.5 million in the fourth quarter 2007 versus $5.0 million in the comparative prior year period, and reflect lower milestone payments for product development efforts.
The net loss available to common stockholders for the fourth quarter 2007 was $5.0 million or $0.06 per fully diluted share vs. the net loss available to common stockholders of $6.2 million in the fourth quarter 2006 or $0.07 per fully diluted share. As of December 31, 2007, the Company had cash and cash equivalents equal to $7.9 million and $10.5 million of undrawn availability under our Credit Agreement.
The assets on our balance sheet have increased year over year, by approximately 6% in 2007, a reflection of multi-dose Tetanus Diphtheria vaccine and the corresponding inventory position. Today, Akorn is the only MDV supplier of Td-Vaccines in the marketplace with product dating greater than 12 months, and we look forward to servicing this important market through 2009. At that time, the supply of MDV will be exhausted in the marketplace and we will have transitioned our customers to the UDPF vaccine, primarily in the office-based physician market.
Company Highlights:
•	Biologics and Vaccines Business Segment:
•	February 21, 2008: Akorn announced the signing of a Specialty Distributor Agreement with CSL Biotherapies for Afluria® (Flu Vaccine).

•	November 26, 2007: On behalf of our vaccine manufacturer, Akorn announced FDA approval for the unit dose preservative-free Tetanus Diphtheria vaccine.

Company Highlights (cont.):
•	October 29, 2007: Akorn announced the signing of an exclusive Vaccine partnership agreement to commercialize four vaccine products for the U.S. market, and the sale of one million shares of common stock to Serum Institute of India, Ltd.
•	Hospital Drugs and Injectables Business Segment:
•	January 30, 2008: Akorn announced FDA approval of Calcitriol Injection, 1 mcg/mL and 2 mcg/mL.

•	December 5, 2007: Akorn announced the first ANDA submission for a generic anti-cancer injectable product as part of an exclusive drug development and distribution agreement for oncology and other Injectable products announced on October 15, 2004 with Serum Institute of India, Ltd.

•	November 27, 2007: Akorn announced the signing of an exclusive manufacturing and supply agreement with Cipla, Ltd. for an inhalation drug product.

•	October 11, 2007: Akorn announced the signing of an exclusive licensing, development and supply agreement with Sofgen Pharmaceuticals for an ANDA oral drug product for women’s healthcare.
•	Contract Service Business Segment:
•	February 14, 2008: Akorn announced the signing of a manufacturing and supply agreement at its Somerset, NJ facility for the contract manufacture of an ophthalmic solution.
•	Corporate:
•	December 21, 2007: Akorn announced FDA inspection results of the Decatur, IL facility: satisfactory resolution of past cGMP issues and a successful pre-approval inspection of the lyophilization facility.

Company Highlights (cont.):
•	October 25, 2007: Akorn announced the signing of a ten-year lease for a state-of-the art Center for Excellence, a centralized facility dedicated to new product development activities.
Arthur S. Przybyl, President and Chief Executive Officer stated, “In 2007, we advanced our specialty pharmaceutical business in several areas with significant emphasis in vaccines and even greater emphasis on events that will lead to increased revenues in 2008. Our four distinct business segments each have a significant catalyst and opportunity that can provide incremental revenue growth in 2008:
•	In the Vaccine business segment, full year Tetanus Diphtheria revenues and the recent launch of Affluria® (flu vaccine).

•	In the Hospital Drugs and Injectables business segment, the pending approval and launch of oral Vancomycin, and the potential forward deployment of DTPA with the Department of HHS.

•	In the Ophthalmic business segment, the launch of our internally developed NDA drug product, Akten®.

•	In the Contract Services business segment, our ability to expand our business into lyophilized contract pharmaceutical manufacturing.
These short term revenue opportunities are unique and diversified, and I am excited that our business franchise includes a significant number of opportunities to draw upon and execute against. I will further expand upon these opportunities in our conference call this afternoon.”

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	DECEMBER 31,	DECEMBER 31,
	2007	2006
	(AUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,948	$21,818
Restricted cash for Revolving Credit Agreement	1,250	—
Trade accounts receivable (less allowance for doubtful accounts of $5 and $3, respectively)	4,112	4,781
Inventories	31,095	11,734
Prepaid expenses and other current assets	1,317	1,321

TOTAL CURRENT ASSETS	45,722	39,654
PROPERTY, PLANT AND EQUIPMENT, NET	32,262	33,486
OTHER LONG-TERM ASSETS
Intangibles, net	7,721	8,825
Other	1,261	118

TOTAL OTHER LONG-TERM ASSETS	8,982	8,943

TOTAL ASSETS	$86,966	$82,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving line of credit	$4,521	$—
Mortgage payable	208	394
Trade accounts payable	14,070	4,719
Accrued compensation	895	1,849
Accrued royalty	12	1,517
Accrued expenses and other liabilities	1,294	1,774

TOTAL CURRENT LIABILITIES	21,000	10,253
LONG-TERM LIABILITIES
Long-term debt, less current installments	—	208
Product warranty	1,308	1,308

TOTAL LONG-TERM LIABILITIES	1,308	1,516

TOTAL LIABILITIES	22,308	11,769

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 88,900,588 and 85,990,964 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	165,829	150,250
Warrants to acquire common stock	2,795	4,862
Accumulated deficit	(103,966)	(84,798)

TOTAL SHAREHOLDERS’EQUITY	64,658	70,314

TOTAL LIABILITIES AND SHAREHOLDERS’EQUITY	$86,966	$82,083

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(AUDITED)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31
	2007	2006	2007	2006
Revenues	$13,708	$14,555	$52,895	$71,250
Cost of sales	10,651	10,314	41,495	44,370

GROSS PROFIT	3,057	4,241	11,400	26,880
Selling, general and administrative expenses	6,068	5,224	21,861	18,603
Amortization and write-down of intangibles	489	339	1,504	1,385
Research and development expenses	1,543	4,982	7,850	11,797

TOTAL OPERATING EXPENSES	8,100	10,545	31,215	31,785

OPERATING (LOSS)/INCOME	(5,043)	(6,304)	(19,815)	(4,905)
Interest Income/(Expense) — net	81	251	649	(604)
Debt Retirement Expense	—	—	—	(391)
Other Income/(Expense)	—	(3)	1	(60)

(LOSS)/INCOME BEFORE INCOME TAXES	(4,962)	(6,056)	(19,165)	(5,960)
Income tax provision	2	3	3	3

NET (LOSS)/INCOME	(4,964)	(6,059)	(19,168)	(5,963)
Preferred stock dividends and adjustments	—	(101)	—	(843)

NET (LOSS)/INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(4,964)	$(6,160)	$(19,168)	$(6,806)

NET (LOSS)/INCOME PER SHARE:
BASIC	$(0.06)	$(0.07)	$(0.22)	$(0.09)

DILUTED	$(0.06)	$(0.07)	$(0.22)	$(0.09)

SHARES USED IN COMPUTING NET (LOSS)/INCOME PER SHARE:
BASIC	88,235	82,548	87,286	73,988

DILUTED	88,235	82,548	87,286	73,988

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(AUDITED)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2007	2006

OPERATING ACTIVITIES
Net (loss)/income	$(19,168)	$(5,963)
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities
Depreciation and amortization	4,512	3,372
Amortization of debt discounts	—	1,059
Non-cash stock compensation expense	3,184	1,948
Changes in operating assets and liabilities:
Trade accounts receivable	669	(1,559)
Inventories	(19,361)	(1,455)
Prepaid expenses and other current assets	1,139	81
Trade accounts payable	9,351	1,673
Product warranty	—	1,308
Royalty liability	(1,505)	1,517
Accrued expenses and other liabilities	(1,434)	528

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(24,891)	2,509
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,784)	4,377
Purchase of intangible assets	(400)	—

NET CASH USED IN INVESTING ACTIVITIES	(2,184)	(4,377)
FINANCING ACTIVITIES (See Note 1 below)
Repayment of long-term debt	(394)	(3,103)
Restricted cash for Revolving Credit Agreement	(1,250)	—
Proceeds from line of credit	4,521	—
Proceeds from common stock and warrant offering	6,994	21,621
Proceeds from warrants exercised	2,507	2,848
Proceeds under stock option and stock purchase plans	827	1,529

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,205	22,895
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(13,870)	21,027
Cash and cash equivalents at beginning of period	21,818	791

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,948	$21,818

Amount paid for interest	$72	$593
Amount paid for income taxes	$5	$2
Note 1: In March 2006, $7,298 in principal and interest related to convertible notes was retired by conversion to the common stock of Akorn, Inc.